Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

VIA OVERNIGHT DELIVERY

February 2, 2018

Insight Investment Grade Bond Fund

c/o BNY Mellon Investment Servicing (US) Inc.

301 Bellevue Parkway

Wilmington, DE 19809

BNY Mellon Insight Core Plus Fund

144 Glenn Curtiss Boulevard

Uniondale, New York 11556-0144

Re:	Agreement and Plan of Reorganization

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax consequences of the exchange of all of the assets of Insight Investment Grade Bond Fund (the “Fund”) for certain shares of BNY Mellon Insight Core Plus Fund (the “Successor Fund”) as part of a plan of reorganization pursuant to which all of the assets of the Fund will be transferred to the Successor Fund, in exchange solely for Class Y shares of the Successor Fund and the assumption by the Successor Fund of the Fund’s stated liabilities, with the Fund to then (as promptly as practicable thereafter) distribute those Successor Fund Shares to its shareholders of record and liquidate.

In connection with this opinion, we have examined the Registration Statement on Form N-14 (Registration No. 333-221323) (as amended through the date hereof and including the Proxy/Prospectus contained therein, the “Registration Statement”), the Agreement and Plan of Reorganization dated as of October 31, 2017 among FundVantage Trust (the “Trust”), on behalf of the Fund, and BNY Mellon Absolute Insight Funds, Inc. (the “Company”), on behalf of the Successor Fund, and The Dreyfus Corporation and Insight North America LLC (the “Reorganization Agreement”), the officer’s certificate of the Fund addressed to us, dated as of the date hereof (the “Fund Officer’s Certificate”), and the officer’s certificate of the Successor Fund addressed to us, dated as of the date hereof (the “Successor Fund Officer’s Certificate” and, together with the Fund Officer’s Certificate, the “Officer’s Certificates”). In rendering this opinion, we are assuming that the facts and information contained in the Registration Statement are true, correct and complete (including that the representations made by the Trust, on behalf of the Fund, and the Company, on behalf of the Successor Fund, are true and correct now and will continue to be true and correct as of the Closing Date), that the representations made by the Fund and the Successor Fund in the Officer’s Certificates are true and correct now and will continue to be true and correct as of the Closing Date, that any representations made in such Officer’s Certificates which are qualified by knowledge or qualifications of like import are true and correct now and will continue to be true and correct as of the Closing Date without such qualifications, and we are relying on each of such representations. In addition, our opinion set forth below assumes (i) the genuineness of all signatures, (ii) the legal capacity of natural persons and the authenticity of all documents we have examined, (iii) the authenticity of any document and genuineness of any signature submitted to us as originals, (iv) the conformity to the original of all copies of documents submitted to us, (v) the authenticity of the originals of such copies, (vi) the accuracy of the representations of each party to the Reorganization Agreement, (vii) the accuracy of the oral or written statements and representations of officers and other representatives of the Fund, Successor Fund, Trust and Company, (viii) the due authority, execution and delivery by each of the parties to the Reorganization Agreement, (ix) that the Reorganization Agreement constitutes the legal, valid and binding obligation of each of the parties thereto, (x) that each of the representations set forth in the Officer’s Certificates is and will remain true, correct and complete and (xi) that each of the parties to the Reorganization Agreement will perform all of their obligations in the manner described therein. Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Reorganization Agreement.

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February 2, 2018

Opinion

Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that:

a)	the transfer of all of the Fund's Assets to the Successor Fund in exchange solely for Successor Fund Class Y shares and the assumption by the Successor Fund of the Fund's stated Liabilities, followed by the distribution by the Fund of those Successor Fund Class Y shares pro rata to Fund Shareholders in complete liquidation of the Fund, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each of the Fund and the Successor Fund will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

b)	no gain or loss will be recognized by the Successor Fund upon the receipt of the Fund's Assets in exchange solely for Successor Fund Class Y shares and the assumption by the Successor Fund of the Fund's stated Liabilities pursuant to the Reorganization;

c)	no gain or loss will be recognized by the Fund upon the transfer of the Fund's Assets to the Successor Fund in exchange solely for Successor Fund Class Y shares and the assumption by the Successor Fund of the Fund's stated Liabilities or upon the distribution of those Successor Fund Class Y shares to Fund Shareholders in exchange (whether actual or constructive) for their shares of the Fund in liquidation of the Fund pursuant to the Reorganization;

d)	no gain or loss will be recognized by Fund Shareholders upon the exchange of their Fund shares for Successor Fund Class Y shares, pursuant to the Reorganization;

e)	the aggregate tax basis for the Successor Fund Class Y shares received by each Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis for the Fund shares held by such Fund Shareholder immediately prior to the Reorganization, and the holding period of those Successor Fund Class Y shares received by each Fund Shareholder will include the period during which the Fund shares exchanged therefor were held by such Fund Shareholder (provided the Fund shares were held as capital assets on the date of the Reorganization); and

f)	the tax basis of each Fund Asset acquired by the Successor Fund will be the same as the tax basis of such Asset to the Fund immediately prior to the Reorganization, and the holding period of each Asset of the Fund in the hands of the Successor Fund will include the period during which that Asset was held by the Fund.

February 2, 2018

This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including those described as above. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only our best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

This opinion is furnished to you only for use in connection with the Reorganization and the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Successor Fund or any distributor or dealer in connection with the qualification of the Successor Fund Shares under the securities laws of any state or jurisdiction, and to the references to our firm name in the Proxy/Prospectus in connection with the references to this opinion and the material United States federal income tax consequences of the Reorganization. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Proskauer Rose LLP